EXHIBIT 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into this 13th day of May, 2004, by and between William C. Bullock, Jr. (“Bullock”) and Merrill Merchants Bancshares, Inc. (the “Company”).

Preamble

WHEREAS, Bullock has served as Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of Merrill Merchants Bank (the “Bank”) since their inception;

WHEREAS, Bullock will continue as a member of the Board of Directors of the Company and the Bank for the remainder of his current respective terms;

WHEREAS, Bullock intends to stand for re-election to the Board of Directors of the Company and Bank upon the expiration of his current respective terms and desires to provide for representation on the Board of Directors by himself or another designee of The Bullock Family Trust (the “Trust”) or of his immediate family for so long as the Trust and/or his immediate family owns more than three percent (3%) of the Common Stock of the Company; and

WHEREAS, Bullock has gained much valuable experience and knowledge beneficial to the Company and he has agreed to provide advisory and related services to the Company and the Bank;

NOW THEREFORE, for and in consideration of the promises and other good and valuable consideration set forth herein, the parties agree as follows.

Agreement

1.0                                      Services

1.1                                 In addition to his services as a Director, Bullock shall provide the following services (the “Services”) to the Company as directed by the Company for as long as he serves as a member of the Board of Directors of the Company or of the Bank:

a.                                       Render advisory services and provide the Company the benefit of his special knowledge, skill, contacts, good will and business experience in the areas of banking and investment decisions;

b.                                      Keep informed as to the operation of the Company and its subsidiaries and, as an advisor and consultant, promote their financial welfare;

c.                                       Undertake such services, duties, tasks and responsibilities related to the operations and continued development of the business of the Company as the Company may from time to time reasonably request; and

d.                                      Perform various other duties and responsibilities as agreed to by the Company and Bullock with respect to the Company’s business and expansion thereof.

1.2                                 Bullock shall perform the Services under the direction of the Chief Executive Officer of the Company.  The Company shall provide to Bullock all necessary and appropriate office space and support staff, including secretarial support, for the provision of Services.  Notwithstanding the scope of the Services, the parties agree that the provision of the Services by Bullock is not a, and does not require a, full-time commitment by Bullock.

1.3                                 Bullock covenants that he shall:

a.                                       Perform the Services with due diligence and reasonable care;

b.                                      Keep the Company currently informed on matters arising under or pertaining to the Services;

c.                                       Maintain and furnish to the Company upon request accurate and complete records of any reimbursed expenses; and

d.                                      Comply in all material respects with all applicable federal, state and local laws, rules and regulations in the performance of the Services.

1.4                                 Bullock’s relationship in the provision of Services under this Agreement shall be construed solely to be that of an independent contractor.

2.0                                      Compensation

2.1                                 In consideration for Bullock’s performance of Services, effective as of June 1, 2004, the Company shall pay and/or provide:

a.                                       Two thousand dollars ($2,000.00) per month in base compensation paid through and including the month of April 2007 (in the event of the untimely death of Bullock prior to April 2007, such compensation shall be paid to his spouse through that date), and two thousand dollars ($2,000.00) per month thereafter (payable to his spouse for the remainder of her life in the event Bullock is survived by his spouse) (for purposes of this Agreement, Bullock’s spouse shall mean Edith Bullock, the person to whom he is married as of the date of this Agreement);

b.                                      Benefits in form and substance identical or equivalent to all employment benefits (including health insurance, dental insurance, life insurance, extended care insurance, and disability insurance) now or hereafter offered to executive officers of the Company and/or the Bank through his retirement as a director of the Company at the annual meeting in April 2007 (in the event of the untimely death of Bullock prior to that time, such benefits shall be provided to his spouse through that date);

c.                                       Use of a Bank vehicle every two years through his retirement as a director of the Company at the annual meeting in April 2007, such vehicle to be equivalent or similar to the vehicle currently provided to Bullock;

d.                                      Use of a gasoline credit card and long distance telephone card of the Company or Bank through April 2007; and

e.                                       Legal, investment banking, and related and associated fees and expenses incurred by the Trust and/or Bullock, his spouse, or one or more of his children or grandchildren, in the process of liquidating all or a portion of its, his, her or their ownership of stock in the Company, through not more than three secondary underwritings (except that each secondary underwriting must involve at least one-third of its, his, her or their then current stock ownership of the Company), to the extent such payment by the Company is not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or the Bank, and provided Bullock is not in material breach of this Agreement.

2.2                                 In addition to the compensation provided in section 2.1 of this Agreement, in the event there is a Change of Control (as hereinafter defined) prior to April 2007, Bullock shall be entitled to a lump sum payment of forty-eight thousand dollars ($48,000.00) upon the closing of the transaction constituting the Change of Control.

3.0                                      Service on the Board of Directors of the Bank and the Company

3.1                                 To the extent not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or the Bank, and for so long as Bullock is not in material breach of this Agreement, the Company agrees that it will re-elect Bullock to serve additional successive one-year terms as a member of the Board of Directors of the Bank until the first annual meeting of the shareholders of the Bank following Bullock’s seventieth birthday (April 2007).

3.2                                 To the extent not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or the Bank, and for so long as Bullock is not in material breach of this Agreement, the Company agrees that it will affirmatively recommend to its Nominating and Corporate Governance Committee (the “Committee”) that the Committee nominate Bullock for re-election to the Board of Directors of the Company, pursuant to Article VI, Section 8, of the Bylaws of the Company, upon the expiration of Bullock’s present term and each succeeding term as a member of the Board of Directors of the Company, until the first annual meeting of the shareholders of the Company following Bullock’s seventieth birthday (April 2007).

3.3                                 To the extent not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or Bank, the Company agrees that in the event (i) Bullock is no longer serving as a Director of the Company and (ii) the Trust and Bullock’s immediate family (defined as above) combined continue to own more than three percent (3%) of the Common Stock of the Company, the Company agrees that it will affirmatively recommend to the Committee that the Committee nominate for election to the Board of Directors of the Company, pursuant to Article VI, Section 8, of the Bylaws of the Company, a representative of the Trust or of Bullock’s immediate family (whose identity is made known to the Company by the Trust or family prior to the annual meeting of the shareholders of the Company).  The Company agrees that any representative of the Trust or family elected following such nomination, who resides outside Maine, shall be reimbursed for all reasonable travel and lodging expenses to attend meetings of the Board of Directors of the Company and other functions or meetings as appropriate, provided that such reimbursement shall not exceed $10,000 in any twelve (12) month period unless approved by the Bank and/or Company.

3.4                                 Should Bullock cease to reside within twenty-five (25) miles of Bangor, Maine, he shall be reimbursed by the Company for all reasonable travel and lodging expenses associated with his attendance at Company and/or Bank Board meetings and related functions or in connection with the other services to be provided pursuant to this agreement, provided that such reimbursement shall not exceed $10,000 in any twelve (12) month period unless approved by the Bank and/or Company.

4.0                                      Term

4.1                                 Unless earlier terminated by mutual consent of the parties, this Agreement shall terminate on the later to occur of (i) Bullock ceasing to serve as a member of the Board of Directors of both the Company and the Bank, (ii) the ceasing of the Trust, and/or Bullock’s immediate family (as defined above) combined, to own more than three percent (3%) of the Common Stock of the Company, and (iii) the death of Bullock’s spouse.

5.0                                      Change of Control

a.                                       A Change of Control of the Bank (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i)                                     approval by the stockholders of the Bank of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

(A)  at least 51% of the equity ownership interest of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended “Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interest in the Bank; and

(B)  at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii)                                  the acquisition of all or substantially all of the assets of the Bank or approval by the stockholders of the Bank of any transaction which would result in such an acquisition;

(iii)                               a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution;

(iv)                              the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A)                              individuals who were members of the Board of the Bank on the date of this Agreement; or

(B)                                individuals who first became members of the Board of the Bank after the date of this Agreement either:

(I)  upon election to serve as a member of the Board of the Bank by affirmative vote of two-thirds of the members of such Board, of a nominating committee thereof, in office at the time of such first election; or

(II)  upon election by the stockholders of the Bank to serve as a member of the Board of the Bank, but only if nominated for election by affirmative vote of two-thirds of the members of the Board of the Bank, or of a nominating committee thereof, in office at the time of such first nomination;   provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Bank; or

(v)                                 any event which would be described in section 5(a)(i), (ii), (iii) or (iv) if the term “Company” were substituted for the term “Bank” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank, the Company, or a subsidiary of either of them, by the Bank, the Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them.  For purposes of this section 5(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

b.                                      In the event of a Change of Control, Bullock shall be entitled to the payments and benefits contemplated by section 2.0.  Notwithstanding anything in this Agreement to the contrary, in no event shall any payments made or benefits provided under this Agreement, when combined with all other payments and benefits to Bullock, be allowed to render any such payment or benefit nondeductible under Section 280G of the Internal Revenue Code (“Code”) or to trigger an excise tax under Section 4999 of the Code.  In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to Bullock do not exceed 2.99 multiplied by Bullock’s “base amount” (as such term is defined in Section 280G of the Code).

6.0                                      Miscellaneous

6.1                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

6.2                                 The Trust, Bullock’s spouse, and the remainder of Bullock’s immediate family (as defined above) are intended third-party beneficiaries of this Agreement.

6.3                                 The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  No waiver shall be valid or effective unless in writing and signed by the party against whom waiver is being asserted.

6.4                                 Bullock acknowledges that the services to be rendered by him are unique and personal.  Accordingly, Bullock may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  This Agreement shall be and is intended to be binding on, and shall inure to the benefit of, the Company (whether or not a controlling interest of its Common Stock is acquired by any person or persons who do not currently own a controlling interest), any person who purchases, directly or indirectly, substantially all of the assets of the Company or the Bank, and the Company’s successors or assigns, through reorganization, merger, or any other form of transaction.

6.5                                 The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.

6.6                                 This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together will constitute but one Agreement.

6.7                                 The terms and provisions contained in this Agreement constitute the entire Agreement between the parties with respect to the subject matter hereof.  This Agreement supersedes all previous communications, representations or Agreements, either verbal or written, between the parties.

MERRILL MERCHANTS BANCSHARES, INC.

By	/s/ Edwin N. Clift
Edwin N. Clift, Chairman and CEO

By	/s/ William C. Bullock, Jr.
William C. Bullock, Jr.